EXHIBIT 99.1
Equity Media Holdings Corporation Moves to NASDAQ
Announces New Ticker Symbol (NASDAQ: EMDA)
BOCA RATON, Fl., May 9, 2007 - Equity Media Holdings Corporation, formerly Equity Broadcasting Corporation, today announced that the Company’s application for the listing of its common stock, units and warrants on the NASDAQ Capital Market has been approved and that the Company began trading on the NASDAQ Capital Market today under the ticker symbols EMDA (common stock), EMDAU (Units), and EMDAW (Warrants).
Henry Luken, Chairman, and Richard C. Rochon, Vice Chairman, of the newly merged Equity Media jointly commented, “We are extremely pleased to have completed the merger of Equity Broadcasting with Coconut Palm Acquisition Corp. last month and with our new name, Equity Media. We view the move to NASDAQ as another important step toward our goal of creating significant shareholder value.”
About Equity Media Holdings Corporation
Equity Media Holdings Corporation is one of the largest owners and operators of television stations in the United States. Equity Media currently covers 25.5% of the U.S. population in 42 markets, according to Nielsen Research, and is the second largest affiliate group of the top ranked Univision and Telefutura networks, two networks driven by the growth of the Hispanic population in the U.S. Equity Media is a growing broadcaster with multiple sources of revenue and value in its operations that include its Broadcast Station Group, Broadcast Services Division and Spectrum Holdings Division. Equity Media’s proprietary Centralized Automated Satellite Hub (C.A.S.H) system and Retro Television Network provide centralized content distribution services, which are unique within the media industry.
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: difficulties encountered in integrating merged businesses; costs related to acquisitions and station development; dependence on broadcast affiliations; competition for syndicated programming; loss of advertisers; compliance with and changes in governmental regulations relating to the broadcast industry and the grant, renewal, transfer and assignment of the licenses; observance of rules for programming content; seasonal trends affecting cash flow; dependence on key members of management; financial burdens related to the Company’s indebtedness and lack of profitability; the competitive environment in the broadcast industry and competitive responses to the merger; and other factors contained in the Company’s filings with the Securities and Exchange Commission. Actual results may differ materially from those contained in the forward-looking statements in this press release. Equity Media Holdings Corporation undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.
Contact:
Stan Smith, Equity Media Holdings Corporation
(561) 955-7300 or SSmith@RPCP.com